Unisys Europe Limited
Building 6
Chiswick Park
566 Chiswick High Road
London WR 5HR
20th July 2016

Mr. Andrew J. Stafford
Prae Wood House
Hemel Hempstead Road
St Albans
Hertfordshire
AL3 6AB

Dear Andy,

As an employee of Unisys Europe Limited (the “Company”) and an elected officer of Unisys Corporation (collectively with its subsidiaries and affiliates, including the Company, “Unisys”), you are a valued contributor to the success of Unisys. The Company is offering to you the severance benefits described below in this letter agreement (this “Agreement”) if your employment is terminated as set forth in this Agreement.
1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)“Annual Base Salary” means your annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding your Termination Date (but prior to taking into account any reduction that constitutes Good Reason).

(b)“Annual Bonus” means your target bonus under Unisys Corporation’s Executive Variable Compensation Plan or any successor plan, as in effect immediately preceding your Termination Date (but prior to taking into account any reduction in your Annual Base Salary that constitutes Good Reason).

(c)“Board” means the Board of Directors of Unisys Corporation.

(d)“Cause” means:

(i)your willful and continued failure to perform substantially, or your willful and continued taking of actions substantially inconsistent with, your duties with the Company, Unisys Corporation or any of their affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of Unisys Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed, or have taken actions substantially inconsistent with, your duties, or

(ii)you willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Unisys.

For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Unisys. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of Unisys Corporation or based upon the advice of counsel for Unisys Corporation shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Unisys. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(e)“Disability” means your absence from your duties with the Company or Unisys on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a doctor selected by the Company or its insurers and acceptable to you or your legal representative.

(f)	“Good Reason” means:

(i)the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Unisys which results in a material diminution in such position, authority, duties or responsibilities;

(ii)a material diminution of your Annual Base Salary (exclusive of bonuses, commissions and other incentive pay); or

(iii)you are required to relocate from your principal residence or you are required to perform your principal duties in a new location (a change in location of your office will be considered material only if it increases your current one-way commute by more than 35 miles).

Notwithstanding the foregoing, for you to be able to terminate your employment with the Company on account of Good Reason, you must provide notice of the occurrence of the event constituting Good Reason and your desire to terminate your employment with the Company on account of such occurrence within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, your Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.
(g)“Termination Date” means the last day of your employment with the Company.

2.Compensation Upon Termination: Subject to the provisions of Section 4 hereof, in the event a termination by the Company for any reason other than on account of Cause, death or Disability or by you for Good Reason as described above, the Company shall provide you with the following, provided that you execute and do not revoke the Settlement Agreement (as defined in Section 4):

(a)An amount (the “Severance Payment”) equal to the sum of (i) your Annual Base Salary and (ii) your Annual Bonus, less any payment received pursuant to clause 16 (Pay In Lieu of Notice) of the Contract of Employment dated as of March 25, 2016 between the Company and you (as may be amended from time to time, the “Employment Agreement”). The Severance Payment shall be paid in substantially equal installments on the Company’s regular payroll dates occurring during the twelve (12) month period following your Termination Date. The payments will commence within sixty (60) days after your Termination Date, and each successive installment shall be paid on successive payroll dates thereafter for the remainder of such twelve (12) month period. Any payments not paid during the sixty (60) day period shall be paid in a lump sum on the date that the installment payments commence in accordance with the immediately preceding sentence.

(b)Following your Termination Date, you will receive an amount equal to the annual value of the Company-funded portion of your relevant UK Healthcare benefit as in effect immediately preceding your Termination

Date (but prior to taking into account any reduction that constitutes Good Reason). This amount will be paid within sixty (60) days following the Termination Date.

In addition, you shall be entitled to (i) any accrued, but unpaid, Annual Base Salary as of your Termination Date, (ii) any accrued, but unused, vacation as of your Termination Date and (iii) any accrued or owing but not yet paid vested benefits under the plans and programs in which you were participating as of your Termination Date, in accordance with the governing terms of such plans and programs (collectively, the “Accrued Benefits”); provided, that you shall not be entitled to receive severance benefits under any other Company severance plan, agreement or offer letter. Except as otherwise provided under the terms of the applicable benefit plans or programs, the Accrued Benefits will be paid within thirty (30) days following the Termination Date. To the extent that you are entitled to any benefits under the Change of Control Agreement dated as of the date hereof (the “Change of Control Agreement”) between you and the Company as a result of a Change of Control (as defined in the Change of Control Agreement), you shall not be entitled to any benefits hereunder.
3.Termination on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a)Termination on Account of Disability. If the Company determines in good faith that your Disability has occurred during your employment by the Company, the Company may give to you written notice in accordance with Section 13 of this Agreement of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after your receipt of such notice if, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties with the Company or Unisys. Upon such termination, you shall be entitled to receive disability benefits under any disability program maintained by the Company, if any, under which you are covered, and you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(b)Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if your employment terminates on account of death, your beneficiary shall be entitled to receive death benefits under any death benefit program maintained by the Company, if any, under which you are covered, and you shall not receive any benefits pursuant to Section 2 hereof. In addition, your beneficiary shall receive any Accrued Benefits, which shall be paid to your beneficiary within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(c)Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if your employment terminates by the Company on account of Cause, you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(d)Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if your employment terminates on account of your resignation for no reason or any reason other than on account of Good Reason, you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

4.Settlement Agreement. Notwithstanding the foregoing, no payments under Section 2 of this Agreement shall be made unless you execute, and do not revoke, the Company’s standard written settlement agreement, the current version of which is substantially in the form attached hereto as Annex A (the “Settlement Agreement”), of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company (other than entitlements under the terms of this Agreement) or a termination thereof.

5.Conduct After Termination.
(a)For a period of twelve (12) months from and after the termination of your employment for any reason:

(i)You shall not negatively comment publicly or privately about Unisys, any of its products, services or other businesses, its present or past Board of Directors, its officers, or its employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (v) you may give truthful testimony before a court or governmental agency, (w) you may make comments about the circumstances of your termination with the prior written approval of the Company, (x) you may respond publicly to any untrue public comment made by Unisys, (y) you may discuss the circumstances of your termination with your legal advisers, financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of these discussions, make any such negative comment prohibited under this Agreement and (z) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this Agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys;

(ii)You shall not, directly or indirectly, induce or attempt to induce any employee of Unisys to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

(iii)The Company, for itself and on behalf of Unisys, agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (u) Unisys may give truthful testimony before a court or governmental agency, (v) Unisys may make comments about the circumstances of your termination with your prior written approval, (w) Unisys may respond publicly to any untrue public comment made by you, (x) Unisys may discuss the circumstances of your termination with its legal advisers and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys’ discussions with them, make any such negative comment prohibited under this Agreement, (y) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this Agreement or any agreement, plan, award, policy or program with or sponsored by Unisys and (z) Unisys may make such disclosures as are required by law or regulation.

(b)From and after the termination of your employment for any reason, you shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys’ business, or any trade secrets, processes, contracts or arrangements involved in any such business, except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, in each case with advance written notice to Unisys in sufficient time to allow Unisys to challenge the disclosure of such information if it so chooses, (ii) to a legal adviser as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by Unisys or (iii) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

(c)In the event that you should materially breach your obligations under this Section 5, (i) the Company shall have the right, in addition to any other legal or equitable remedies, to terminate any payments due you under Section 2 and (ii) you agree that you shall repay to the Company any payments previously made to you under Section 2.

6.No Mitigation Obligation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7.Cooperation. At Unisys’ request, you agree, to the extent permitted by law, to assist, consult with, and cooperate with Unisys in any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve Unisys, either now existing or which may hereafter be instituted by or against Unisys, including, but not limited to, engaging in interviews related to Unisys’ investigations, appearing upon Unisys’ reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries, and meeting in advance with Unisys and its representatives to prepare for any such appearance or any appearance by you at any such proceeding compelled by law. In addition, at Unisys’ request, you agree to provide information regarding your ownership of securities issued by Unisys to the extent such information is required to be disclosed by Unisys pursuant to any law or regulation. To the extent permitted by applicable law, Unisys will reimburse you for the reasonable legal fees and reasonable out-of-pocket expenses, if any, that you incur in connection with any such cooperation; provided, that such counsel is selected by Unisys or approved by Unisys.

8.Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on your part or on the part of the Company to have you remain in the employment of the Company or any subsidiary or affiliate at any time.
9.Withholding of Taxes. All amounts payable under this Agreement to you are subject to applicable tax withholding requirements and the Company may withhold from any amounts payable under this Agreement all income tax and national insurance contributions as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10.Term of Agreement. This Agreement shall continue in full force and effect for the duration of your employment with the Company, unless terminated at any earlier time by mutual agreement between you and the Company; provided, however, that after the termination of your employment during the term of this Agreement, this Agreement, the Employment Agreement, the Proprietary Information, Invention and Non-Competition Agreement, and the Nonqualified Stock Option Agreement and Restricted Stock Unit Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

11.Successors and Binding Agreement.

(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except to Unisys Corporation or other direct or indirect subsidiaries of Unisys Corporation.

(b)This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. Except with respect to the Change of Control Agreement, this Agreement will supersede the provisions of any employment, severance or other agreement or offer letter between you and the Company that relate to payments on account of the termination of your employment, and such provisions in such other agreements will be null and void.

(c)This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, your right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or two (2) business days after having been mailed by United Kingdom registered or certified mail, return receipt requested, postage prepaid, or two (2) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13.Governing Law. The validity, interpretation, construction and performance of this Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Agreement.

14.Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

Sincerely,
UNISYS EUROPE LIMITED

By:    /s/ Martin Godfrey
Name:    Martin Godfrey
Title:    Senior HR Director, EMEA

Accepted and agreed to by:

/s/ Andrew J. Stafford
Andrew J. Stafford

ANNEX A
FORM OF SETTLEMENT AGREEMENT
Without prejudice
Subject to contract
[DATE]

Private & Confidential
Mr. Andrew J. Stafford
[Address of Employee]

Dear Andy:
I am writing to you to confirm the terms of your agreement with Unisys Europe Limited (the “Company”) in connection with the termination of your employment.
For the purpose of these proposals, the references to the Group mean the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, in each case as at the Termination Date (as defined below), where “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006 (the “Group”). Any reference to the Companies Act 2006 includes any consolidation or re-enactment, modification or replacement of this Act.
This Settlement Agreement is entered into by the Company for itself and in trust for each member of the Group and for those persons listed in paragraph 11(a) (Full and final settlement) with the intention that each member of the Group or person will be entitled to enforce it directly against you.

1.	Termination

(a)
Your employment with the Company will come to an end on [DATE] (the “Termination Date”) when all your entitlements in connection with your employment, whether or not under the Contract of Employment between you and the Company dated as of March 25, 2016 (as may be amended from time to time, the “Employment Agreement”), will cease.

(b)	Until the Termination Date, you will continue to be employed by the Company on your current terms.

(c)	Until the Termination Date:

(i)
you will not attend for work, involve yourself or be involved in the business carried on by the Company unless you are specifically requested by a director of the Company to do so. You should therefore be available in case you are needed, except when you are on holiday;

(ii)
your holiday should be approved in the usual way. You will be paid a sum of £[INSERT AMOUNT] in respect of your [INSERT NUMBER OF DAYS] days’ accrued but unused holiday entitlement as at the Termination Date. Payment of such amount will be included in your final salary payment less such deductions as the Company acknowledges that it is required by law to make; and

(iii)	the parties will comply with the terms of this agreement whether express or implied (except as expressly varied by this Settlement Agreement) and your employment will not be terminated by either party other than in circumstances justifying its lawful termination without notice. You may not therefore, for example, perform any work for a third party without the prior written consent of a director of the Company and may not contact any customer of the Company or, except for purely social purposes, any employee of the Company. So long as you comply with the terms of this paragraph, you will continue to receive your salary and other contractual benefits, as amended by this Settlement Agreement. If your employment is lawfully terminated by the Company, then you will cease to have any entitlements under this Settlement Agreement to any payment or benefits, but this Settlement Agreement will otherwise remain in force.

(iv)
the parties will comply with the terms of the Employment Agreement whether express or implied (except as expressly varied by this Settlement Agreement) and your employment will not be terminated by either party other than in circumstances justifying its lawful termination without notice. So long as you comply with the terms of this paragraph, you will continue to receive your salary and other contractual benefits, as amended by this Settlement Agreement. If your employment is lawfully terminated by the Company, then you will cease to have any entitlements under this Settlement Agreement to any payment or benefits but this Settlement Agreement will otherwise remain in force.

When your employment ends, the Company will issue your P45 made up to the Termination Date.

2.	Pre-condition(s)

You undertake that you will have by the Termination Date returned all documents, equipment, information (however it is stored) and other property belonging to the Group or relating to any of its business (including, but not limited to, any Blackberry or iPhone, tablet or iPad, laptop computer, company credit card and security pass), without you or anyone on your behalf retaining copies of such documents or extracts from them and with such property being in good condition (fair wear and tear excepted). You undertake that you have not downloaded any information (however it is stored) save in the fulfilment of your obligations to the Group and that you will not do so and you also undertake that you will not copy any software or information.

3.	Severance Payment

(a)
The Company will pay you (without admission of liability) by way of compensation for the termination of your employment and in respect of any Statutory Claim (as defined in paragraph 11(d) (Full and final settlement)) that you may have a severance payment of £<insert amount> (the “Severance Payment”) in accordance with the terms and conditions set forth in the letter agreement dated as of _________, 2016 between you and the Company (the “Severance Agreement”).

The Company will deduct income tax in accordance with the PAYE regulations from the amount by which the Severance Payment exceeds £30,000 and will account to HM Revenue & Customs for the tax so deducted. You will account to HM Revenue & Customs for any additional tax payable in respect of the Severance Payment.

(b)	The net Severance Payment, less any sums due from you to any member of the Group, will be paid to you in accordance with the terms of the Severance Agreement, provided that:

(i)	the Company has received a duly signed copy of this Settlement Agreement;

(ii)	the Company has received a duly completed certificate attached at Schedule 1 (Certificate of Adviser);

(iii)	the conditions in paragraph 2 (Pre-condition(s)) of this Settlement Agreement have been satisfied;

(iv)	you have complied and will continue to comply with the terms of this Settlement Agreement; and

(v)	you have complied with the warranty in paragraph 11(a) (Warranties) of this Settlement Agreement,

together, the “Payment Conditions”.

(c)
If any of the Payment Conditions have not been satisfied as at the due date for any payment under paragraph 3 of this Settlement Agreement, your entitlement to such payment will lapse. Without prejudice to any other rights which the Company may have, if any of the Payment Conditions have not been satisfied either before or after the Termination Date, the Company will be entitled to recover in full all sums paid, and the value of benefits provided to you, under this Settlement Agreement, from you immediately, but this Settlement Agreement will otherwise remain in force.

4.	Legal costs

Within 28 days of the Termination Date or 28 days after receipt of the account (whichever is the later date), the Company will make a contribution of up to £500 plus VAT direct to your solicitors for your reasonable legal fees for advice in connection with the terms and effect of this Settlement Agreement provided that:

(a)	the Payment Conditions have been satisfied; and

(b)	the Company has received a copy of an account from [INSERT FIRM’S NAME] addressed to you (but marked payable by the Company).

5.	Tax and national insurance

You will be responsible for all income taxes and employee national insurance contributions (if any) which may be payable in respect of all payments and arrangements contained in this Settlement Agreement. You agree to indemnify the Company and all other members of the Group and to keep them indemnified against such taxes and employee national insurance contributions, interest, charges, penalties and costs, except that this indemnity will not apply to tax deducted by the Company under the terms of this Settlement Agreement.

6.	Future conduct

Subject always to your legal and regulatory obligations (and without prejudice to paragraph 7 (Restrictions) of this Settlement Agreement), you undertake that you will not provide information known to you as a result of your employment or its termination to, or otherwise assist any person or organisation to make or continue any claim or proceedings against the Company or any member of the Group or any of its or their directors, officers, employees or workers.

7.	Restrictions

You undertake to continue to observe the restrictions set out in the Severance Agreement, notwithstanding the termination of your employment.

8.	Statements

In consideration of the promises contained in this paragraph, the Company and you agree that:

(a)
you will not make or publish any adverse, untrue or misleading statement or comment about the Group or its officers and employees and that you will not represent yourself as continuing to be employed by or connected with any member of the Group after the Termination Date; and

(b)
the directors of the Company will not make or authorise the making of any adverse, untrue or misleading statement or comment about you, subject always, in relation to adverse comments, to the Company’s legal obligations to third parties.

9.	Secrecy

(a)
In consideration of the promises contained in this paragraph, the Company and you agree that the terms of this Settlement Agreement are strictly confidential and will not be disclosed, communicated or otherwise made public:

(i)
by you, except for the purpose of taking professional advice in connection with this Settlement Agreement or if you are required by law to do so. In particular you agree not to disclose the terms of this Settlement Agreement to any employee of the Group; and

(ii)
by the Company, except for the purpose of taking professional advice in connection with this Settlement Agreement or if required by law to do so or in connection with the proper performance of the Group’s business.

(b)
You will procure that your Adviser will maintain the confidentiality of all aspects of this Settlement Agreement and will not discuss, disclose or otherwise make use of the information contained in this Settlement Agreement to any third party including any future clients of the Adviser.

(c)	You acknowledge that any breach by you (or your Adviser) of this paragraph 9 will be a material breach of the Payment Conditions.

10.	Warranties

In signing this Settlement Agreement you are representing and warranting that:

(a)	you have not committed any material breach of the terms of your employment, such that the Company would be entitled to dismiss you summarily and without compensation; and

(b)	you are not aware of any claims or causes of action against any member of the Group by any third party of which the Company is not aware.

11.	Full and final settlement

(a)
Subject to paragraph 11(c) below, you accept the terms of this Settlement Agreement in full and final settlement of all (if any) claims of any nature which you have or may have against the Company and any other member of the Group and their respective directors, officers and employees arising out of or in connection with your employment and its termination, any Statutory Claim as defined in paragraph 11(e) below, or any other matter whether such claims arise under English or European law or any other jurisdiction outside England (including without limitation any claim arising under the federal laws of the United States or the law of state or local jurisdiction thereof), including any claim for injury to feelings or personal injury. We both acknowledge that it is our express intention, when entering into this Settlement Agreement, that it covers all such claims, whether known or unknown to one or other or neither or both of us, and whether or not the factual or legal basis for the claim is known or could have been known to one or other or neither or both of us. Furthermore you acknowledge that you have taken independent legal advice from [NAME OF LEGAL ADVISER] of [NAME OF FIRM] (your “Adviser”) on the terms and effect of this Settlement Agreement, that you will be entering into it voluntarily, without reservation and with the intention that it will be binding on you as a settlement agreement or otherwise and that the conditions regarding settlement agreements and compromise agreements under s203 Employment Rights Act 1996, s77 Sex Discrimination Act 1975, s72 Race Relations Act 1976, Paragraph 2(2), Schedule 3A Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, s288 Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 9 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 41 Transnational Information and Consultation of Employees Regulations 1999, Paragraph 2(2), Schedule 4 Employment Equality (Religion or Belief) Regulations 2003, Paragraph 2(2), Schedule 4 Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40 Information

and Consultation of Employees Regulations 2004, Paragraph 2 of Schedule 5 of the Employment Equality (Age) Regulations 2006 , Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and s147 Equality Act 2010 (collectively “the Employment Legislation”) have been satisfied. You also warrant the accuracy of paragraph 2 of the certificate attached at Schedule 1 (Certificate of Adviser) and acknowledge that the Severance Payment includes any statutory compensation to which you may be entitled and that it would not be just and equitable for you to receive any further compensation.

(b)
This Settlement Agreement also covers all claims for wrongful termination, constructive discharge, termination in violation of public policy, claims for compensation or any other monies allegedly due to you from Company, claims for severance pay or benefits, claims for breach of express or implied contract, any tort of any nature, claims for discrimination or harassment based on age, sex, race, religion, pregnancy, marital status, national origin, sexual orientation, and/or disability arising under federal, state, local, or common law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act and/or all state and local human or civil rights statutes.

(c)	Paragraphs 11(a) and (b) above will not apply to:

(i)	your accrued entitlements and options under the Company’s pension scheme as at the Termination Date; and

(ii)
any claim for personal injury (other than any claim for injury to feelings or personal injury which may be made in any Employment Tribunal) that you are not aware of as at the date of signing this Settlement Agreement and which arises out of any failure by the Company or any other member of the Group to comply with its obligations under current health and safety legislation.

(d)	In signing this Settlement Agreement you are representing and warranting that:

(i)
you have instructed your Adviser to advise you whether you have or may have any Statutory Claim (as defined in paragraph 11(e) below) against the Company or any other member of the Group or their respective directors, officers and employees arising out of or in connection with your employment and its termination;

(ii)	you have provided your Adviser with whatever information is in your possession which your Adviser requires to advise you whether you have or may have any such Statutory Claim;

(iii)	your only Statutory Claims or particular complaints are for [INSERT CLAIMS] [adviser to insert further claims, if any];

(iv)
your Adviser has advised you that, on the basis of the information available to your Adviser, you have no other Statutory Claim against the Company or any other member of the Group or their respective directors, officers and employees;

(v)	as at the date of signing this Settlement Agreement, you are not aware of any facts or circumstances that could give rise to any claim for personal injury; and

(vi)
your Adviser is a relevant independent Adviser for the purposes of each statute or statutory instrument in the Employment Legislation and an independent Adviser for the purposes of s147 of the Equality Act 2010.

(e)
A “Statutory Claim” means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination, discrimination on the grounds of age, religion, belief or sexual orientation or any protected characteristic under the Equality Act 2010, working time, unauthorised deduction from wages or any claim for the infringement of any other statutory employment rights which you may have under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Human Rights Act 1998, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999, Part VII Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, Part VIII Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Equality Act 2010 or, in relation to all such matters, any claims under related European law or legislation.

(f)
You acknowledge that the Company and the Group are relying on paragraphs 11(a) and 11(b) above in deciding to enter into this Settlement Agreement. If you breach either of these paragraphs and a judgment or order is made against any member of the Group, you acknowledge that it will have a claim against you for damages of not less than the judgment or order.

12.	Entire agreement

This Settlement Agreement constitutes the entire agreement and understanding between the parties in relation to the termination of your employment. The Company or any other member of the Group will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this Settlement Agreement) being false, inaccurate or incomplete unless it was made fraudulently. You acknowledge that you are not entering into this Settlement Agreement in reliance on any representation, warranty or undertaking which is not contained in this Settlement Agreement.

13.	Applicable law

This Settlement Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Settlement Agreement.
If these proposals are acceptable, would you please confirm your acceptance by signing and returning the enclosed copy of this letter to me. In doing so you will be confirming that you have complied with the conditions in paragraph 2 (Pre-condition(s)). Once signed and received by us, together with the certificate attached at Schedule 1 (Certificate of Adviser) duly signed and dated, the Settlement Agreement will be binding and the “Without Prejudice” label will cease to apply.
Yours sincerely

…………………………………………………………………..

For and on behalf of the Company

On Copy:
I, Andrew J. Stafford, accept these proposals:

Signed:    ……………………………………………..
Dated:        ……………………………………………..

SCHEDULE 1
Certificate of Adviser

I hereby certify as follows:

1.
I am a relevant independent adviser as defined in each statute or statutory instrument in the Employment Legislation, as defined in paragraph 11(a) (Full and Final Settlement) and an independent adviser as defined in s147 of the Equality Act 2010.

2.
I have advised Andrew J. Stafford (“my Client”) on the terms and effect of the Settlement Agreement dated [Date] between Unisys Europe Limited (the “Company”) and my Client and, in particular, its effect on my Client’s ability to pursue my Client’s rights before an Employment Tribunal, including the matters set out in the paragraph of the Settlement Agreement headed “Full and final settlement”.

3.	I am not acting (and have not acted) in relation to this matter for the Company or any associated employer.

4.
There is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my Client in respect of loss arising in consequence of the advice I have given.

5.	I confirm that paragraphs 11(d) (i), (iii), (iv) and (vi) (Full and final settlement) of the Settlement Agreement are accurate.

SIGNED:
Name of Independent Adviser:
Firm:
Address:

Dated: